CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Lease Agreement for the ground floor and first floor side B Building 3 Techno Plaza

LEASE AGREEMENT

1.	PARTIES

1.1.	LESSOR:
TECHNO PARK EMPREENDIMENTOS E ADMINISTRAÇÃO IMOBILIÁRIA LTDA., with head office in the City of Campinas, at Av. Dr. Moraes Salles, No. 711, 1st Floor, Corporate Taxpayer Identification Number CNPJ/MF No. [*], the articles of organization of which were duly registered with the Registry of Commerce of the State of São Paulo (JUCESP) under No. 35.222.833.504 on November 11, 2008, hereby represented by its manager, Mr. Miguel Gilberto Pascoal, Brazilian, married, architect, bearer of Identity Card No. [*], Individual Taxpayer Identification Number CPF No. [*], resident in the city of Campinas, State of São Paulo.

1.2	LESSEE:
AMYRIS BRASIL LTDA., with head office in the City of Campinas, at Rua James Clerk Maxwell, 315, Condomínio Empresarial Techno Park, Corporate Taxpayer Identification Number CNPJ/MF No. 09.379.224/0001-20, herein represented in accordance with its Articles of Organization.

2.	SUBJECT MATTER

2.1
LESSOR declares to be the owner and lawful holder of twelve (12) office spaces, No. 11 B to 16B and 21B to 26B, which jointly, inseparably and irreversibly constitute the Real Property, totaling a 1,529.98 m2 private area, the first six of which are located on the Ground Floor and the other six on the first floor, all in Block “B” of Building “3”, which is part of a commercial development located at Av. John Dalton, No. 301, Lot 2, Block “C”, of the Private Real Estate Development Techno Park Campinas, in the city of Campinas, State of São Paulo, in accordance with the plan approved by the Local Government of the City of Campinas on October 10, 2007, filed under No. 07/11/8807. These office spaces entitle lessee to the use of forty-eight (48) medium-sized dedicated uncovered parking spaces for passenger vehicles, of which thirty-six (36) parking spaces are exclusively reserved for the users of these office spaces and twelve (12) parking spaces are included in the parking spaces reserved for visitors.

2.2	LESSEE declares to be aware that the commercial development where the real property contemplated herein is located is composed of several buildings.

2.3
The offices contemplated herein are duly identified in the attached plans No. 1.04 review 09 and 1.05 review 03 of the executive plan, which, after initialed by the parties, are an integral part hereof as Schedule 1; the parking spaces exclusively reserved for LESSEE shall be delimited by LESSOR in the parking areas near building 3, while the parking spaces for visitors shall be located in the parking areas allocated for such purpose, near the main gate

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ant at the end of the central court.

2.4
LESSOR hereby assigns to LESSEE, by means of an exclusively commercial lease, the office spaces described above. During the whole term of effectiveness hereof, LESSOR agrees to (i) guarantee the peaceable possession and use of the Real Property to LESSEE, (ii) be liable for any possible defect in the Real Property. This lease may be extended to other uses, in accordance with the provisions of subsection 2.9. below, if and when required for the activities of LESSEE.

2.5
LESSOR declares that the Real Property is in good standing in the public agencies and records, completely free and clear of any property, personal, court-ordered or extrajudicial lien, charge, encumbrance, debt, doubt, levy, provisional attachment, sequestration, statutory or conventional mortgage, overdue tax, fee or contribution of any kind, and it hereby agrees to provide the required documents to prove such good standing until delivery of the keys and, afterwards, at the request of LESSEE. LESSEE hereby declares that it is fully aware of the fact that with regard to the Public Records, LESSOR is still performing the required actions to register the construction of the real property in the record of the applicable real estate district.

2.5.1
The parties hereby agree that LESSEE shall be solely liable - but it may be assisted by LESSOR to the possible extent - to obtain from the applicable public authorities the operating permit and other authorizations required to its activities at the site, it being understood that LESSOR shall not have any liability in this regard, except with reference to the proper documentation for which it is responsible under Local Law No. 11749, of November 13, 2003, i.e., LESSOR shall provide: (i) the Plan approved by the Local Government of Campinas with regard to the building; (ii) the Building Permit (iii) a Certificate of Inspection issued by the SANASA, (iv) a Certificate of Inspection issued by the Fire Department, (v) CCO-Certificate of Completion of Works, (vi) copies of the Urban Real Estate Tax (IPTU) payment voucher relating to the unified Lot No. 2 of Block “C” of the Real Estate Development Techno Park Campinas, where the Real Property is located; (vii) updated documents proving ownership of the lot where the Real Property is built (updated certificate of the Real Property record) issued by the competent Register of Deeds. The aforementioned documents shall be provided by LESSOR to LESSEE within up to 30 days after the date of execution hereof. After compliance with the legal requirements as set forth in this section, LESSEE'S possible failure to obtain the required permits shall not be a reason for termination hereof, provided the cases where LESSEE'S failure to obtain the permits results from lack of the documents and actions to be obtained and/or performed by LESSOR.

2.6
The office spaces hereby leased shall be delivered by LESSOR to LESSEE in accordance with the original plans, finishing and specifications - as set forth in the aforementioned Schedule 1 - and with the changes requested by LESSEE, as provided in subsections 2.6.1 and 2.6.3 below, which shall be included in a Layout prepared by LESSEE and which, after approved by LESSOR, shall be an integral part of the Agreement in the form of Schedule 2 (layout). LESSOR shall make these changes within up to 60 days after approval thereof. After completion of these services, the delivery of the real property shall be formalized. Such delivery shall be preceded by an inspection by the parties, on a previously scheduled date and time, on which occasion the parties shall draw up the corresponding instrument of receipt of the keys and applicable annotations on the situation of the Real Property (“Initial Instrument of Inspection”), especially with regard to possible improvements and works carried out by LESSEE that may be removed at the end of the lease, pursuant to the provisions of subsection 8.3.

2.6.1.	The office spaces' dividing walls shall be removed to create a larger internal space.

2.6.2.	The main coating, finishing and installation of the internal areas contemplated in the original plan, as described below, shall not be changed:

i)	Carpeted raised floor - 12-15 cm;

ii)	Drywall and acoustic plates;

iii)	Lamps - type and position;

iv)	Ducts, position of air supply diffusers and return air filter grilles and individual air conditioning system equipment of each office space.

2.6.3.
LESSOR shall change, at its expenses, the original configuration of the bathroom facilities, provided the new solution proposed by LESSEE in Schedule 2 - Layout - observes the original position thereof and adopts, in the event of unification of adjacent facilities, the alternative plan developed by LESSOR.

2.6.4.
The following services and facilities, which shall be planned and carried out for the sole account and risk of LESSEE, are not included in LESSOR'S obligations because they depend on the specific needs of LESSEE:

i)
Electrical and telecommunications cabling under the raised floor, from the internal power boards of each office space - Circuit Distribution Panel-Type for electrical cabling and Communications Box for telecommunications and data - including installation of the corresponding outlets and connections on the raised floor plates;

ii)
Internal dividing walls of any kind, including dividing walls between the internal open spaces - OPEN FLOOR - and meeting rooms, executive board rooms, reception, access, data processing and other areas, provided they are not included in the original plan (Schedule 1) and in Schedule 3 mentioned below, it being understood that the suggestions included in presentations and indicative documents prepared by LESSOR shall not be deemed included in the real property. These dividing walls shall be installed on the raised floor and may not exceed a 300 kg/ml load, and they shall have dimensioned grilles to ensure air conditioning return;

iii)	Furniture;

iv)	No-Breaks and/or power stabilizers; and

v)
Additional equipment of any kind. With regard to air conditioning, LESSOR informs that the units leased hereunder are already equipped with twelve (12) air conditioning units, one in each office space, as well as with the required distribution piping. Should LESSEE wish to install any additional air conditioning unit, LESSEE shall be solely responsible for such installation.

2.6.5
In accordance with the modifications above, which are included in Schedule 2 mentioned in subsection 2.6, LESSOR shall prepare, based on Schedule I, a drawing designated Plan of the Ground Floor and 1st Floor with the basic information for lease of the unified office spaces No. 11B to 16B and 21B to 26B, which, after initialed by the parties, shall be attached hereto as Schedule 3.

2.7.
The telecommunications and data transmission facilities contemplated in the original plan, which are made available to LESSEE in each internal communication box, are composed of five metallic pairs per office space.

2.8.
The wiring demand per office space may not exceed the installed power of the Circuit Distribution Panel-Type of the original wiring plan, which corresponds to 20,080 watts, of which 8,640 watts correspond to the standard air conditioning system and 2,340 watts to the lighting circuits, and a current of 9,100 watts per office space shall be available for the equipment to be installed, totaling 54,600 watts for the six (6) office spaces leased hereunder.

2.8.1
The electric plan for the internal networks, for which LESSEE shall be responsible in accordance with the provisions of subsection 2.6.4.i above, shall distribute the equipment so that the electric currents installed do not exceed the aforementioned limit per office space, based on the list of equipment and respective rating, the total amount of which shall be compatible with the electric current provided in all office spaces of a given floor, taking into consideration the demand factor and the operation of the additional air conditioning equipment in alternate times and not simultaneously to the operation of the main system.

2.8.2.
Whenever currents that exceed the amounts contemplated in the original plan are installed in the wiring, LESSEE shall substitute the cables and corresponding circuit breaker, always observing the limit of 20,080 w per Circuit Distribution Panel-Type.

2.9.	LESSEE declares to be aware that the other office spaces of building “3” and of the other buildings of the development may be occupied by non-disturbing business companies,

service providers and industries, in accordance with the criteria and classifications to be established and defined in the Declaration of Condominium, subject to the limitations imposed by the “Law on the Use and Occupation of Land” of the Local Government of the City of Campinas - Law No. 6031, of December 29, 1988.

2.10
LESSOR shall provide LESSEE with an electronic file (.plt) containing the original architecture, piping, wiring and telecommunications plan required for the plans for which LESSEE is responsible. LESSEE shall send LESSOR the documents listed below, which relate to the companies and independent contractors hired by LESSEE to execute the finishing, dividing walls, infrastructure networks and other services for which LESSEE is responsible: (i) Technical Responsibility Annotations (ARTs) of the professionals responsible for the plans and works; (ii) complete identification of the legal representative(s); (iii) Environmental Risk Prevention Program (PPRA); (iv) Occupational Health Program (PCMSO); (v) list of the employees involved in the works with identification and number of the social-security card; (vi) copies of the SOCIAL-SECURITY CARD (card identification page, employee identification page, contract page); (vii) Occupational Health Certificate (ASO); (viii) Instrument of Delivery of Individual Protection Equipment (EPI); (ix) Certificate of NR-18 safety training in accordance with the function; (x) in the event of electricians, NR-10 training and, in the event of ditchers, NR-33 training.

3.	TERM

3.1	This lease shall be effective for five (5) years, from November 15, 2011 through November 14, 2016, subject to the provisions of article 4 of Law No. 8245, of October 18, 1991.

3.2
Taking into consideration the need for sufficient time for installation of the LESSEE, LESSOR shall authorize LESSEE to initiate, for its account and risk, the works relating to the facilities for which it is responsible up to 60 days before final delivery of the office spaces, provided this is technically feasible, it being understood that the office spaces hereby leased shall only be deemed delivered and in the possession of LESSEE upon actual delivery of the keys, along with the documents referred to in subsection 2.5 above, which will occur on November 15, 2011.

3.2.1
In the event LESSEE fails to timely prepare and deliver to LESSOR the Lay-out (Schedule 2) of its facilities, so that LESSOR has a term of 60 days before the date of commencement of the lease to carry out the works and facilities for which it is responsible, the actual delivery of the keys and signature of the “Instrument of Delivery and Receipt” shall be postponed for a period corresponding to the delay for approval of Schedule 2, without prejudice to the effective date hereof, in case LESSEE is exclusively responsible for this delay.

3.2.2
The installations for which LESSEE is responsible, which include the responsibilities set forth in subsection 2.6.4 above, may not prevent compliance with the obligations of LESSOR, for which reason its corresponding plans shall be submitted to LESSOR for approval along with the Lay-out - Schedule 2 - of the facilities.

4.	RENT

4.1
The monthly rent hereof is sixty-three thousand four hundred and ninety-five Brazilian reais (R$63,495.00), which LESSEE agrees to pay by the fifth (5th) day of the month following the month of maturity, by means of credit to the checking account held by LESSOR with Banco Bradesco, branch 2002-08, checking account No. 6852-7, or, should there not be any, at the principal business office of LESSOR, during business hours, or at any other address at the discretion of LESSOR.

4.1.1
The parties agree that the initial term for payment of the rent shall be November 15, 2011, when the real property will be delivered, as set forth in subsection 3.2 above. The first monthly rent shall be due on November 30, 2011, to be paid by LESSEE to LESSOR proportionally to the 15-day period, by December 5, 2011. In case the Real Property is not delivered within the term established in subsection 3.2 above or in case the Real Property is not ready to be received by LESSEE, the initial term set forth in this subsection shall be extended and LESSEE shall have no obligation with regard to the payment of rent, it being understood that the effective date of the Lease and the initial term for the payment of rent shall only commence after actual delivery of the Real Property, by means of actual delivery of the keys and signature of the Instrument of Receipt by LESSEE.

4.2
In the event of failure to pay the rent within the term established above, LESSEE shall pay interest at the rate of one percent (1%) per month or fraction of a month, and adjustment for inflation in accordance with the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGP-M FGV), from the maturity date to the date of actual payment, in addition to the payment of a fine corresponding to two percent (2%) of the overdue amount.

4.2.1	In the event of failure to pay two consecutive monthly rentals, in addition to the penalties contemplated in subsection 4.2 above, LESSEE shall be subject to the provisions of subsection 13.2 below.

5.	ADJUSTMENT

5.1
The monthly rent shall be adjusted annually, after 12 months after execution hereof, by the variation of the IGP-M, as compiled and disclosed by the Getúlio Vargas Foundation, and the reference date shall be August 1st, 2011. Should it not be possible to use this index, for any reason, the following indices shall be adopted, in the following order: Consumer Price Index, as disclosed by the Foundation Institute of Economic Research (IPC/FIPE), Broad Consumer Price Index (IPCA) and General Price Index - Domestic Availability (IGP-DI), or another index that best reflects the inflation of the period, as defined by mutual agreement of the parties.

6.	RESPONSIBILITIES OF LESSEE

6.1	During the whole term of the lease agreed hereunder, LESSEE shall be solely liable for compliance with the following obligations:

a)
Payment of the Urban Real Estate Tax (IPTU) and other local fees levied or that come to be levied on the Real Property leased hereunder, i.e., the ideal fractions of land and private and common built areas relating to office spaces 11 B to 16B and 21B to 26B, as well as any other fees charged by the public authorities or public-utility companies with regard to the units that are the subject matter of this lease.

b)
Payment of the share of the Monthly Contribution Fee relating to Lot 2 of Block C owed to the Techno Park Campinas Owners' Association- ASSOCITECH, which shall be proportional to the private area leased and which refers to the maintenance, management and security and to the payment of fees, charges and taxes relating to the private real estate development Techno Park Campinas.

c)
Payment of the condominium charges relating to the current expenses with maintenance of the common areas, their buildings and equipment, management, security and payment of fees, charges and taxes relating to the Techno Plaza development or, in the future, Techno Plaza Condominium, proportionally to the private area leased hereunder compared to the total private area of building “3” - which corresponds to fifty percent (50%) - and proportionally to the total private area of building “3” compared to the total private area of the development, which will correspond to 23.8413% when the development is completed. Taking into consideration that the development is being built in phases, its total private area to be taken into consideration shall be the area corresponding to all completed buildings, disregarding those under construction and those that have not been initiated; the applicable rates may be changed upon registration of the condominium, in view of final adjustments in the specifications, which shall be reflected in the plans for the Local Government of the City of Campinas (“occupancy permit”).

d)
Payment of the share of water (Sanasa) and power (CPFL) consumption and telephone expenses relating to the common facilities of the development, whenever they are not included in the condominium charges referred to above.

e)	Individual consumption of any kind.

f)
Share in the expenses with extraordinary maintenance and conservation services for the common areas and facilities of the development and of the corresponding equipment and facilities provided, including, without limitation to, paving, gardens, wiring network and installation, piping and telecommunication systems, pumps and fire protection equipment, in order to maintain the same conditions of use of operation of new equipment.

g)
Payment of the share in the annual insurance against fire and liability insurance taken out to cover risks relating to the common buildings and facilities of the development, the amounts of which shall always take into consideration the adjusted costs of the insured assets.

h)
Payment to LESSOR of the annual insurance premium relating to the insurance directly taken out by LESSOR with a reputable insurance company at market prices, with regard to the private areas involved in this lease, covering the risk of fire, lightning, explosions, windstorms, airplane crashes and civil liability, it being understood that the insured amount shall be based on an amount of up to eighty (80) times the amount of the monthly rent in effect, except if such coverage has already been agreed in the insurance mentioned in the preceding item. The aforementioned liability insurance shall take into consideration the activities carried out at the site. LESSOR agrees to provide LESSEE with a copy of the policy mentioned in this section, which shall inform the contracted coverage and the schedule for payment of the premium.

7.	TAXES AND FEES

7.1
During the lease period, LESSEE shall be solely liable to pay the local taxes and fees levied on the real property, even if on a proportional basis, with regard to the office spaces leased hereunder. LESSEE shall not be liable for the payment of taxes and fees levied before the lease, which shall be paid by LESSOR, even if they are assessed in the future. LESSOR agrees to provide LESSEE with the IPTU payment voucher for the current fiscal year, as well as with all other bills that are in its possession, always before the maturity dates, under penalty of being liable for the resulting delinquency fines and charges.

7.2
The Party that fails to comply with its statutory obligations shall reimburse the aggrieved party for any possible fine imposed by the public authorities as a result of irregularities resulting from actions or failures to act exclusively attributable to one of the Parties.

8.	CONSERVATION

8.1
LESSEE agrees to maintain the real property leased hereunder in the same conditions of use as it was received and to return it in the same conditions upon termination hereof, normal wear and tear excepted.

8.1.1
Except for the changes in the Real Property Layout carried out by LESSOR in accordance with the provisions of subsection 2.6 and items 2.6.1, 2.6.2 and 2.6.3 thereof, LESSOR may, at the end of the lease period, accept return of the real property with all or some of the improvements carried out by LESSEE, subject to the provisions of subsection 8.3 below.

8.2
LESSEE agrees to contract from a company with established technical qualification the preventive and corrective air conditioning maintenance services, so as to guarantee the perfect operation of this equipment during the entire lease period and the good state of conservation thereof at the end of the lease period, normal wear and tear excepted; this company shall be contracted within up to 60 days after the effective date of the lease, and it shall be preliminarily approved or rejected by LESSOR in writing within up to seven (7) business days after presentation of the corresponding technical offer by LESSEE.

8.3
Except for the works affecting the real property safety, for which LESSOR shall always be solely liable, LESSEE may, with the written consent of LESSOR, make the improvements deemed convenient in the private areas leased hereunder, removing such improvements at the end of the lease period in case LESSOR is not interested in the maintenance and possible acquisition thereof, and whenever such removal does not damage the units themselves and the building where they are located.

9.	PUBLIC REQUIREMENTS

9.1
LESSEE shall meet the applicable requirements defined by the Public Authorities and which are directly related to the activities it will carry out in the units that are the subject matter of this lease.

9.2.1
In the event of expropriation of the real property, wholly or in part, or in case a certain use is prohibited by the competent authorities, this instrument shall be terminated by operation of law and no indemnification shall be owed by one of the parties to the other, provided the right of any of the parties to individually or jointly claim damages to the expropriator.

10.    INSPECTIONS

10.1
LESSOR may examine and inspect the real property leased in business days and hours (i) scheduled five (5) days in advance for routine inspections or (ii) at any time in the event immediate intervention is required, including, without limitation to, in the event of inefficient operation of the facilities, leakage in pipes, wiring problems, inefficient operation of the air conditioning system, structural problems, roof infiltration and others.

10.2
Should any urgent intervention be required, LESSOR shall orally inform the person specifically designated by LESSEE for such purpose of the urgency, by telephone and even outside normal business hours, and LESSEE shall be required to grant access to its facilities as soon as possible.

11.	ASSIGNMENT AND TRANSFER

11.1
LESSEE may not assign, transfer, lend or sublease the real property that is the subject matter hereof, wholly or in part, without the express consent of LESSOR, except for companies of the same economic group as LESSEE, it being understood that LESSEE shall remain jointly and fully liable to LESSOR for all obligations hereunder.

12.	RECORDS

12.1.
The parties hereby authorize their respective representatives to promote all required recordation, registrations and filings with the competent registrars for registration of this agreement, and LESSEE shall incur any possible expense in case it is interested in the registration.

12.2.
LESSOR shall mention effectiveness of this Agreement in the deed of sale, gift or other instrument of alienation of the Real Property, pursuant to the provisions of article 8 of Law No. 8245/91, to which terms and conditions the future acquirer shall subrogate, it being understood that all terms and conditions of the Agreement shall prevail.

12.2.1
While the Agreement is not recorded and registered with the competent Register of Deeds, LESSOR shall be required, in the event of alienation of the Real Property, as a prior and essential condition for the possible sale, to enter into an agreement whereby the third parties acquiring the Real Property agree to fully comply with this instrument, under penalty of LESSOR being held liable for damages and contractual penalty.

13.	FINES

13.1
The parties agree on a compensatory fine corresponding to three (3) times the rent at the time of the event in the event of violation of any contractual or statutory obligation hereunder, provided such obligation is not complied with within ten (10) business days after the applicable notice. In the event of early return of the real property by LESSEE within a term shorter than the term mentioned in subsection 3.1 above, the fine to be imposed shall also correspond to three (3) times the rent and be reduced proportionally to the term of the lease already elapsed.

13.2
Subject to the provisions of Subsection 13.1, should any of the parties fail to comply with any of the obligations hereby agreed and to cure such default within the term established in subsection 13.1 above, the innocent party shall be entitled to terminate this instrument by means of written notice, and in addition to the damages possibly owed, the defaulting party shall pay a fine corresponding to three (3) times the monthly rent in effect at the time mentioned in subsection 13.1 above, plus statutory interest and adjustment for inflation.

14.	GUARANTEE

14.1.	In order to guarantee this instrument, LESSEE shall post a bond in an amount corresponding to three (3) times the monthly rent, which shall be credited to a checking account held by LESSOR and designated for payment of the rent or performance bond agreed with a first class Institution previously approved by LESSOR. Within up to thirty (30) days, LESSEE shall decide for one of the forms of guarantee, performance bond or the posting of bond, and present the insurance policy or post the bond.

Paragraph 1 - The amount of the bond shall be used to guarantee any possible failure to comply with the obligations assumed by LESSEE with regard to the rent and contractual charges during effectiveness hereof. Should such amount be used for compliance with obligations of LESSEE, such amount shall be replenished by LESSEE within up to thirty (30) days after the use thereof, under penalty of termination of this agreement with cause by LESSOR.

Paragraph 2 - After the end of the lease by means of delivery of the keys and subject to the requirements contemplated in this agreement for validity thereof, LESSOR shall return, within at most three (3) business days, the balance of the amount credited with the net yield, i.e., net of the income tax levied in the event of investment in a savings account by legal entities, should it be applicable, calculated in accordance with the Savings Account investment index, less the amounts possibly used and not replenished pursuant to the provisions of paragraph 1 above.

15.	FINAL PROVISIONS

15.1	This instrument is irrevocable and irreversible and shall be binding upon the parties, their heirs and successors.

15.2
No forbearance between the parties with regard to any failure to comply with the obligations assumed hereunder shall constitute a precedent or novation of the provisions hereof, which shall require a written agreement.

15.3
In the event of sale, contract for deed, assignment or commitment to assign rights or accord and satisfaction or any other form of alienation of the real property leased hereunder, LESSEE shall have the right of first refusal to acquire it under the same conditions as third parties. For LESSEE to be able to exercise such right, LESSOR shall give it written notice of all conditions of the transaction it wishes to carry out and the place where and the time when LESSEE may examine the certificates and documents related to such transaction, and LESSOR grant LESSEE a term of no less than thirty (30) days to irrevocably and irreversibly exercise its right of first refusal in writing.

15.4	All notices, communications or information exchanged between the Parties and addressed to their representatives shall be sent in writing to the addresses identified in the preamble hereof, unless other addresses have been informed in writing at least ten (10) days in advance.

15.5
None of the Parties shall be liable for failure to comply with its contractual obligations in the event of act of God or force majeure, pursuant to the provisions of article 393 of the Brazilian Civil Code, for which purpose it shall immediately inform the other Party of the occurrence of such event within up to two (2) days after the event, further informing the adverse effects produced by the event.

15.6	Any provision of this instrument may only be amended by means of the execution of a written amendment.

15.7
Notwithstanding any provision to the contrary contained herein, none of the parties, their affiliates and/or employees or representatives shall be held liable to the other party for any indirect damage, loss of profits, loss of revenue, loss of business and others. An example of indirect damage is any damage suffered by LESSOR in a possible loan taken out by LESSOR that results in a penalty for late payment if the amount owed could have been paid had LESSEE not failed to pay the monthly rent hereunder. Another example of indirect damage is any loss suffered by LESSEE as a result of the severance payment to a certain receptionist hired by LESSEE to work in the real property contemplated in this Lease, and whose employment contract had to be terminated as a result of the sale of the real property by LESSOR to third parties. The parties shall only be held liable for indirect damages in case it is established that they have been caused by the parties.

15.8
In case any term or provision hereof is held invalid, null, unenforceable or illegal, the remaining terms or provisions shall in no way be affected thereby and shall remain in full force. Should the invalid, illegal or unenforceable provision be deemed an essential element of this Instrument, the Parties shall immediately negotiate valid, legal and enforceable substitutive provisions acceptable to both Parties and which reflect the intent of the Parties with regard to the invalid, illegal or unenforceable provisions.

15.9
LESSOR may not: a) use this Instrument to guarantee any debt or obligation to third parties. b) issue duplicate invoices with regard to any amount owed hereunder and c) discount or trade any invoice issued by it hereunder in banks, financial institutions, factoring companies or even with individuals.

15.10	The parties hereby elect the courts of the Judicial District of the real property to resolve any issue hereunder, provided the parties hereby waive any other court.

IN WITNESS WHEREOF, the parties execute this instrument in three counterparts of equal contents, together with the witnesses identified below.

Campinas, August 10, 2011.

LESSOR:             /s/ Miguel Gilberto Pascoal
TECHNO PARK EMPREENDIMENTOS E
ADMINISTRAÇÃO IMOBILIÁRIA LTDA.
Miguel Gilberto Pascoal

LESSEE:            /s/ Fabio Schettino    /s/ Mauro Pini França
AMYRIS BRASIL LTDA

WITNESSES:

/s/ Ana Paula Souza